Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

ENDURANCE COMMERCE, LLC, as Buyer;

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC., solely for the limited purposes set forth herein;

LTD SOFTWARE LLC, as Seller; and

the parties listed on Exhibit A hereto, as Signing Members

Dated as of September 6, 2019

List of Exhibits and Schedules

Exhibits:

Exhibit A:	Signing Members
Exhibit B:	Form of Seller Member Resolutions
Exhibit 3.1(b)(i)	Form of Bill of Sale
Exhibit 3.1(b)(ii)	Form of Assignment and Assumption Agreement
Exhibit 3.1(b)(vi)(1)	Form of Confirmatory IP Assignment – individual contractors
Exhibit 3.1(b)(vi)(2)	Form of Confirmatory IP Assignment - companies
Exhibit 3.1(b)(x)	Form of Facility License Assignment
Exhibit 7.1(c)	Form of Seller Officer’s Certificate
Exhibit 7.2(c)	Form of Buyer Officer’s Certificate
Exhibit 7.1(f)	Form of Employment Offer Letter

Schedules:

Schedule 1.1(a): Principal Categories of Services

Schedule 1.1(b): Illustrative Calculation of Working Capital

Schedule 2.1(a)(i): Preliminary Customer List

Schedule 2.1(a)(vii): PayPal and Merchant Accounts

Schedule 2.1(b)(i): Business Names

Schedule 2.1(b)(ii): Domains

Schedule 2.1(b)(iii): Review Sites, etc.

Schedule 2.1(b)(vii): IP Addresses

Schedule 2.1(b)(viii): Other Seller Intellectual Property

Schedule 2.1(c): Telephone Numbers

Schedule 2.1(e): Equipment

Schedule 2.1(i): Other Acquired Assets

Schedule 2.2(i): Excluded Contracts

Schedule 2.2(j): Other Excluded Assets

Schedule 3.1(b)(vi)(2): Counterparties to Confirmatory IP Assignment - companies

Schedule 3.2: Wire Transfer Instructions

Schedule 5.2*: Capitalization Table

Schedule 5.5*: No Violations

Schedule 5.6*: Third Party Approvals

Schedule 5.10(h)*: Commerce Marks

Schedule 5.11*: Assumed Contracts Disclosures

Schedule 5.11(c)*: URLs

Schedule 5.12(b)*: Customer Billing Practices

Schedule 5.13(a)*: Privacy Policies

Schedule 5.15* Systems Integrity

Schedule 5.16*: No Brokers or Finders

Schedule 5.18(a)(i)*: Audited Financials

Schedule 5.18(a)(ii)*: Unaudited Financials

Schedule 5.19(f)*: Organization and Foreign Qualifications

i

Schedule 5.20*: Absence of Certain Changes

Schedule 5.24*: Real Property

Schedule 5.25*: Insurance

Schedule 5.26*: Significant Suppliers

Schedule 7.1(g): Required Pre-Closing Consents

Schedule 8.3: Transition Services

Schedule 9.5: Certain IP Matters

*	Part of Disclosure Schedule

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of September 6, 2019 (the “Effective Date”), by and among Endurance Commerce, LLC, a Delaware limited liability company (“Buyer”); LTD Software LLC, a North Carolina limited liability company (“Seller); the members of Seller listed on Exhibit A hereto (each, a “Signing Member”, and together, the “Signing Members”); and, solely for the purposes of Section 11.1, Endurance International Group Holdings, Inc., the ultimate parent company of Buyer (“EIG Holdings”). Each of Buyer, Seller, the Signing Members and EIG Holdings is referred to herein as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, Seller is engaged in the business of providing, through www.ecomdash.com and other Business Names and the Domains (each as defined below), the Services (as defined below) (the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain assets and to assume from Seller certain Liabilities of the Business, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.    Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” means all of the assets and rights of Seller that are used exclusively or primarily in the Business, other than the Excluded Assets. Acquired Assets shall include, but not be limited to, the Acquired Assets specifically described in Section 2.1.

“Affiliate” means, with respect to any specified Person, any other Person which controls, is controlled by or is under common control with such specified Person; the term “control” (and its correlative meaning “controlled”) means the power to direct, or cause the direction of, the policies of such Person, whether by contract, stock ownership or otherwise.

“Agreement”: see Preamble.

“Allocation Schedule”: see Section 3.4.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, and all other applicable anti-corruption or bribery Laws and international anti-bribery conventions in any jurisdiction in which Seller has conducted its business.

“Assignment and Assumption Agreement”: see Section 3.1(b)(ii).

“Assumed Contracts”: see Section 2.1(a)(iii).

“Assumed Liabilities”: see Section 2.3.

“Audit Fee Reimbursement Amount” means $35,000.

“Audited Financials”: see Section 5.18.

“Business”: see Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Boston, Massachusetts are authorized or obligated by Law or executive order to be closed.

“Business Names”: see Section 2.1(b)(i).

“Business Relation”: see Section 8.12(a)(ii).

“Buyer”: see Preamble.

“Buyer Damages”: see Section 9.2.

“Buyer Indemnitees”: see Section 9.2.

“Buyer Officer’s Certificate”: see Section 7.2(c)

“Claim Notice”: see Section 9.7(a)(i).

“Claims”: see Section 9.7.

“Closing”: see Section 3.1(a).

“Closing Customer List”: see Section 3.1(b)(iii).

“Closing Date”: see Section 3.1(a).

“Closing WC Statement”: see Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means any business that provides products and services that are the same as or similar to the Services.

“Confidential Information” means, as to any Person, any information not generally known to the public that may be of value to such Person, including information that has not been disclosed to the public with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other Intellectual Property, reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters and any other confidential and proprietary information, but excludes any information already properly in the public domain. “Confidential Information” of a Person also includes confidential and proprietary information and trade secrets that third parties entrust to such Person in confidence.

“Current Customer Contract Form”: see Section 5.11(c).

“Current Liabilities” shall mean the current liabilities of Seller defined on a basis consistent with the definition of the “current liabilities” line item as set forth on Seller’s audited balance sheet as of December 31, 2018, a copy of which is attached as Schedule 5.18(a)(i) hereto; provided, however, that the “accrued expenses” component of Current Liabilities shall exclude accrued interest, and that Current Liabilities shall also exclude all indebtedness, all Taxes, the letter of credit related to Shoeless Enterprises, LLC, and any and all indemnification or other contingent liabilities or obligations.

“Customer” means any and all customers who have contracted (through online agreements or otherwise) to use the Services, on a paid, trial, free, freemium or other basis, either prior to the Closing Date or on or after the Closing Date (but prior to Buyer’s updating of the Seller Terms of Service to reflect Buyer or one of its Affiliates as the provider of the Services). “Customers” shall include those customers listed on Schedule 2.1(a)(i) hereto as well as any other visitors, prospects, users, or others who have contracted with or used the Services, whether on a free or paid basis. The term “Customer” does not include any Prohibited Person.

“Customer Contracts”: see Section 2.1(a)(i).

“Damages”: see Section 9.4.

“Date of First Use in Commerce”: see Section 5.10(h).

“Deferred Item”: see Section 2.5.

“Direct Claim”: see Section 9.7(c).

“Disclosure Schedule”: see Preamble to Article V.

“Domains”: see Section 2.1(b)(ii).

“Effective Date”: see Preamble.

“EIG Holdings”: see Preamble.

“Employee IP Agreements”: see Section 5.17.

“Equipment”: see Section 2.1(e).

“Excluded Assets”: see Section 2.2.

“Excluded Liabilities”: see Section 2.4.

“Export Control Laws” means all applicable Laws relating to the conduct of international business transactions, including transactions involving international transfers of rights or interests in property, and transactions involving imports or exports of goods, technology, or services, which Laws shall be deemed to include by way of example the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable Laws.

“Facility License Agreement”: see Section 2.1(a)(vi).

“Final Determination” shall mean (i) any written agreement by the applicable parties; (ii) a final and non-appealable order issued by a court of competent jurisdiction; or (iii) a final and non-appealable determination rendered by an arbitration or similar panel with respect to the disputes the parties have agreed to submit thereto.

“Final Working Capital”: see Section 3.3(b).

“Fundamental Representations”: see Section 9.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal, as applicable.

“Holdback Amount” shall mean $750,000.

“Indemnified Party”: see Section 9.7(a).

“Indemnifying Party”: see Section 9.7(a).

“Indemnitees”: see Section 9.4.

“Initial Payment”: see Section 3.2(a).

“Intellectual Property” means the following:

(a)    Patent Rights;

(b)    Trademarks and all goodwill in Trademarks;

(c)    copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)    mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)    inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)    other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Internal Controls”: see Section 5.18(c).

“Law” means any federal, state, municipal, local or foreign statute, law, ordinance, regulation, rule, code, Order, principle of common law, or other requirement or rule of law, whether domestic or foreign, including the rules and regulations of the stock exchange on which the common stock of a party or any of its Affiliates trades.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, license, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of such Person or (b) a material adverse effect on the validity or enforceability of this Agreement or on the ability of such Person to consummate the transactions contemplated hereunder or to perform its obligations under this Agreement; provided, however, notwithstanding the foregoing, the following shall not constitute a “Material Adverse Effect”:

(i)    (A) any change resulting solely from industry-wide conditions or general economic conditions affecting the industry in which the business of such Person (including, with respect to Seller, the Business) is conducted, (B) any change in applicable Law, (C) any development in the financial, banking, or securities markets (including any disruption thereof), or (D) an act of war or terrorism, in each case to the extent that the foregoing do not materially disproportionately affect such Person in relation to other Persons in the same business or industry (or, with respect to Seller, materially disproportionally affect the Business in relation to other businesses in the same business or industry); or

(ii)    the execution, delivery, or performance of this Agreement.

“Material Permits”: see Section 5.23.

“Most Recent Balance Sheet Date”: see Section 5.18.

“Notice of Disagreement”: see Section 3.3(b).

“Notice Period”: see Section 9.7(a)(ii).

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including, as applicable, with respect to frequency and amount).

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Pending Claims Amount”: see Section 3.2(b)(iii).

“Permit” means any permit, license, franchise, security clearance, consent, contractual right, consent and other authorization or approval of or registration with any Governmental Entity.

“Permitted Liens” means (i) any Lien for Taxes that are not yet delinquent and (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the Ordinary Course that does not materially detract from the value, marketability or use of the property encumbered thereby.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by a Person can be used to specifically identify a natural person.

“Privacy Laws” means all privacy Laws applicable to Seller, including federal, state and foreign privacy Laws and regulations.

“Pre-Closing Tax Period”: see Section 8.11(b).

“Preliminary Customer List” means a list of Seller’s Customers as of a date as close as reasonably practicable to the Effective Date, attached hereto as Schedule 2.1(a)(i).

“Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Prohibited Accounts” means all accounts with Customers and any other third parties that are Prohibited Persons, including those identified to Seller in writing by Buyer in good faith prior to the Closing.

“Prohibited Domain” means any Internet domain name (i) that includes a country code top level domain associated with Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or other countries or regions that are subject to comprehensive U.S. foreign assets control regulations that prohibit or require prior U.S. government licensing for transactions involving Persons under U.S. jurisdiction or (ii) that is associated with a Prohibited Person, including those identified to Seller in writing by Buyer in good faith at or prior to the Closing.

“Prohibited Person” means (A) a Person operating in or organized under the Laws of Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or other countries or regions that are subject to comprehensive U.S. foreign assets control regulations that prohibit or require prior U.S. government licensing for transactions involving Persons under U.S. jurisdiction; (B) any Specially Designated National as published and modified from time to time by the U.S. Department of the Treasury Office of Foreign Assets Control; (C) any Person designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern; and (D) any Person otherwise prohibited under applicable U.S. Law from engaging in financial transactions with U.S. Persons.

“Purchase Price” means $9,625,000.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

“Release Payment Date”: see Section 3.2(b).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel or other expert retained by or acting on behalf of such Person or its subsidiaries).

“Response Notice”: see Section 9.7(c).

“Restricted Period”: see Section 8.12(b).

“Seller”: see Preamble.

“Seller Damages”: see Section 9.4.

“Seller Indemnitees”: see Section 9.4.

“Seller Intellectual Property”: See Section 2.1(b).

“Seller Officer’s Certificate”: See Section 7.1(c)

“Seller Terms of Service”: see Section 5.11(c).

“Seller’s Knowledge” means the actual knowledge of the Signing Members; provided, however, that knowledge will be imputed to such Persons, even if they had no actual knowledge of a fact or circumstance, if a reasonable business person faced with the same facts and circumstances as those at issue would have made reasonable inquiry and acquired such knowledge.

“Seller Sites”: see Section 5.13(a).

“Services” shall mean any and all products, services or tools provided to Customers of Seller for which (i) a Customer has paid or agreed to pay to Seller a fee, subscription payment(s) or other consideration, (ii) Seller receives any revenue share, royalties, per-unit payments, residual payments, credit, compensation, value or other consideration, as applicable, or (iii) a Customer uses such product, service, or tool on a free, freemium or trial basis. “Services” shall include those listed on Schedule 1.1(a), which sets forth a list of Seller’s principal categories of Services as of the date hereof.

“Services Agreements” shall mean any and all executed services agreements (other than Seller Terms of Service) between Seller and any Customers in effect as of the Closing Date pursuant to which Seller provides Services to a Customer.

“Signing Members”: see Preamble.

“Signing Member’s Knowledge” means the actual knowledge of a Signing Member; provided, however, that knowledge will be imputed to such Persons, even if they had no actual knowledge of a fact or circumstance, if a reasonable business person faced with the same facts and circumstances as those at issue would have made reasonable inquiry and acquired such knowledge.

“Straddle Period”: see Section 8.11(b).

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, Real Property, personal property, unclaimed property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever, including the filing of a voluntary disclosure application by either party, imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Terms of Use”: see Section 5.11(c).

“Third Party Claim”: see Section 9.7(a).

“Third Party IP Claim”: see Schedule 9.5.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Documents” shall mean this Agreement, any Schedules and Exhibits attached to this Agreement or incorporated herein by reference, and any other agreement or contract entered into between any of the parties hereto in connection with this Agreement.

“Transition Funding Amount” means $40,000 in cash (or such greater amount determined by Buyer in its sole discretion), which amount is intended to provide Seller with cash necessary to pay expenses related to the Assumed Liabilities on Buyer’s behalf until the AP Transition (as defined in Schedule 8.3) is complete.

“Transition Services” means the transition services set forth on Schedule 8.3.

“Transition Support Period”: see Section 8.3.

“Transition Service Item” means each of the individual transition service categories on Schedule 8.3.

“Unaudited Financials”: see Section 5.18.

“Uninitiated Third Party IP Claim”: see Schedule 9.5.

“WC Resolution Date”: see Section 3.3(a).

“Working Capital” means Seller’s current assets (excluding cash and cash equivalents) as of the Closing Date minus the Current Liabilities as of the Closing Date. An illustrative calculation of Working Capital is set forth hereto on Schedule 1.1(b).

“Working Capital Deficit”: see Section 3.3(c).

“Working Capital Peg” means Working Capital of $(200,000).

1.2.    Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

1.3.    Usage. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise, the defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). All references herein to “Articles”, “Sections”, “Schedules” and “Exhibits” shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. In particular, references to Schedule 5.2 through Schedule 5.26 shall refer to schedules that make up a part of the Disclosure Schedule. All references herein to specific instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified; provided that the Disclosure Schedule shall not be deemed to include amendments, supplements or modifications to any instruments, documents, contracts or agreements unless explicitly referenced as such in the applicable section of the Disclosure Schedule. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. Any reference in this Agreement to “$” or “dollars” shall mean the lawful currency of the United States of America. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, and permitted successors and assigns. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

1.4.    Exhibits and Schedules. The Exhibits and Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section shall be deemed to include a reference to any Exhibit or Schedule named therein. Terms used in any Exhibits or Schedules hereto and not otherwise defined therein are as defined in this Agreement.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

2.1.    Assets to be Sold. Subject to Section 2.2 below, at the Closing, upon the terms and subject to the conditions hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, and accept, the Acquired Assets. The Acquired Assets shall include the following:

(a)    All of Seller’s rights, title and interest in and to:

(i)    All Customer accounts for Services and other accounts with Customers, including those set forth on the Preliminary Customer List who remain Customers as of the Closing Date, together with any contracts or agreements with Customers pursuant to which Seller provides Services, including without limitation Seller Terms of Service and Services Agreements (“Customer Contracts”);

(ii)    Any and all billing, credit card, support, technical and other information relating to the Customer Contracts;

(iii)    All contracts and agreements of Seller with (i) online marketplace providers, partners, and third party providers of Services, (ii) all license agreements for third party components included with or integrated into the Seller Intellectual Property (as defined below), and (iii) the contracts or agreements with Seller’s other vendors used in connection with the Business (the contracts and agreements referenced in clauses (i) through (iii), collectively with the Customer Contracts, the “Assumed Contracts”);

(iv)    All accounts receivable, including any residual payments, contingent compensation and consideration payable in connection therewith;

(v)    All prepaid assets, refunds, rebates, discounts, security deposits and other similar items, including prepaid expenses, deferred charges, advance payments and other prepaid items, in each case arising out of or relating to any of the Acquired Assets used in the operation of the Business prior to Closing, including those that arose under any of the Assumed Contracts but excluding those that relate to an Excluded Asset or Excluded Liability;

(vi)    The Facility License Agreement dated July 1, 2019 with the University of North Carolina at Charlotte (the “Facility License Agreement”); and

(vii)    Seller’s PayPal and other merchant accounts specified on Schedule 2.1(a)(vii);

(b)    All of Seller’s rights, title and interest in and to any Intellectual Property used in or related to the Business (the “Seller Intellectual Property”), including the following, whether owned, leased, licensed or internally developed, and whether now existing or hereafter arising, together with any and all assets, rights and licenses, relating thereto or therefor, and the rights to sue for, and exercise remedies against, past, present and future infringements thereof and the rights of priority and protection of interests therein under applicable Laws, including:

(i)	The names, tradenames and service names used in connection with the Business, including those listed on Schedule 2.1(b)(i) (the “Business Names”);

(ii)	Any and all domain names and name servers used by Seller in the conduct of the Business, including those listed on Schedule 2.1(b)(ii), but excluding Prohibited Domains (the “Domains”);

(iii)

Any and all review sites, web sites, social media accounts, blogs or directories, including those listed on Schedule 2.1(b)(iii), that have been or are used to drive traffic to any of the Domains, as well as passwords and other user login credentials for any of the foregoing;

(iv)

Any and all data, databases, Customer information (including Personally Identifiable Information) and other records related to Customers or partners of the Business (including financial, credit card, billing, domain name registration and renewal and customer support information, electronic documentation, policies, procedures, brochures and other related items), including any of the foregoing residing on the Equipment;

(v)

Any and all registered or unregistered copyrights, Trademarks, domain registrations, and patents, together with any applications or registrations for any of the foregoing, whether in process, being prepared, filed, approved, allowed, registered or otherwise (including any expired, withdrawn, abandoned, or “dead” registrations), and any and all licenses, products, services and other Intellectual Property rights related thereto;

(vi)

Any (A) computer software programs, (B) operating systems, (C) software applications, (D) control panels or (E) database software, used by Seller in connection with the Business (whether open-source or commercially licensed, and including Seller’s billing systems), together with all systems, images, websites, templates, controls or processes used by Seller in connection with the Business (whether written externally or internally within Seller’s operations), and any and all licenses, distribution or re-distribution rights, or other rights to or for any of the foregoing;

(vii)	All of the IP address ranges or blocks set forth on Schedule 2.1(b)(vii) (the “IP Addresses”); and

(viii)

Without limiting the foregoing, any items listed on Schedule 2.1(b)(viii), together with any and all goodwill of Seller symbolized by any Trademarks, service marks, trade names, domain names, copyright, patents or other Intellectual Property or any other of the foregoing;

(c)    The telephone numbers used in connection with the Business, including those listed on Schedule 2.1(c);

(d)    All books and records used in the Business;

(e)    All equipment, servers, computers and other tangible personal property, including those listed on Schedule 2.1(e) (“Equipment”);

(f)    All claims, counterclaims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind with respect to the Acquired Assets and the Assumed Liabilities, but excluding claims, counterclaims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment that constitute Excluded Assets (including for the enforcement of rights or collection of payments) or relate to Excluded Liabilities;

(g)    The right to receive and retain mail, payments of accounts receivable and other communications related to the Business (other than those constituting or related to Excluded Assets or Excluded Liabilities, if any) and the right to bill and receive payment for services performed but unbilled as of the Closing Date;

(h)    All Permits used in or related to the Business;

(i)    The other assets set forth on Schedule 2.1(i);

(j)    Any other assets reflected in Working Capital; and

(k)    Any and all goodwill associated with any of the foregoing.

2.2.    Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2.1, Buyer is not purchasing, and Seller shall retain, any and all assets, properties, contracts, books, records and documentation of Seller that are not Acquired Assets, including the following (collectively, the “Excluded Assets”):

(a)    Any and all Prohibited Accounts and Prohibited Domains;

(b)    All securities owned by Seller, including all capital stock held by Seller in any subsidiary;

(c)    The organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a limited liability company;

(d)    Any cash or cash equivalents held or owned by Seller (but without prejudice to Buyer’s rights to receive cash payments following the Closing pursuant to Section 2.1(a)(iv), 2.1(g), 3.3(c) or 8.9(d);

(e)    All Tax refunds and Tax deposits attributable to any taxable period (or portion thereof) ending on or before the Closing Date and all Tax books and records;

(f)    Any agreements, compensatory arrangements and/or benefit plans with employees of Seller;

(g)    All personnel records;

(h)    All books, records, data and files that do not involve or relate to the Acquired Assets or the Assumed Liabilities;

(i)    The contracts and agreements of Seller listed on Schedule 2.2(i); and

(j)    The other assets listed on Schedule 2.2(j).

2.3.    Liabilities to be Assumed by Buyer. Upon the transfer of the Acquired Assets on the Closing Date, Buyer shall assume, pay when due and discharge only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)    Liabilities arising out of the ownership of the Acquired Assets or the operation of the Business, but only to the extent that (i) subject to the proviso set forth below in this Section 2.3, such Liabilities are reflected in and constitute Current Liabilities as of the Closing Date, or (ii) the event or state of facts giving rise to any such Liability (A) occurs on or after, or relates to periods beginning on or after, the Closing Date and (B) is not the result of any tort, infringement or violation of Law occurring prior to the Closing Date;

(b)    Liabilities arising under the Assumed Contracts, but only to the extent that (i) such Liabilities are reflected in and constitute Current Liabilities as of the Closing Date and, or (ii) the event or state of facts giving rise to such Liability (A) occurs on or after, or relates to periods beginning on or after, the Closing Date, and (B) is not the result of any breach of contract, breach of warranty or infringement occurring prior to the Closing Date; and

(c)    Liabilities related to commissions, but only to the extent that (i) such Liabilities are reflected in and constitute Current Liabilities as of the Closing Date or (ii) such Liabilities accrue or relate to sales made on or after the Closing Date in respect of the Assumed Contracts;

provided, however, that in no event shall the Assumed Liabilities include (i) any Liabilities relating to any indebtedness of Seller, including, but not limited to, the convertible notes, (ii) any Liabilities to any Affiliate of Seller, (iii) any Taxes of Seller, (iv) any Taxes related to the Acquired Assets that were incurred in or are attributable (determined pursuant to Section 8.11(b) in the case of a Straddle Period) to any taxable period (or portion thereof) ending on or before the Closing Date, (v) any Taxes of another Person for which Seller is liable, including, but not limited to Taxes for which Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), being a transferee or successor, any contractual obligation or otherwise, (vi) any income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by Seller to Buyer of the Acquired Assets), (vii) any Liabilities relating to any indemnity, warranty, infringement, breach of contract and tort claims relating to products and services sold prior to the Closing, (viii) Liabilities related to the service or termination of service of any employee, officer, director or agent of Seller under or with respect to any plan, agreement, or arrangement providing compensation or benefits and currently or previously maintained by Seller or any entity treated as affiliated with Seller under Section 414 of the Code, (ix) Liabilities relating to, arising out of, or in connection with Seller’s misclassification of employees as consultants or independent contractors, and (x) any other Liability not explicitly assumed pursuant to this Section 2.3. Section 2.3 shall not prejudice Buyer’s applicable indemnification rights under this Agreement.

2.4.    Excluded Liabilities. Buyer shall not assume, and shall not be deemed to have assumed, and Seller will be solely and exclusively liable for, any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”). For avoidance of doubt, Excluded Liabilities shall include any Taxes, any indebtedness of Seller (including, but not limited to, the convertible notes), the letter of credit related to Shoeless Enterprises, LLC, and any Third Party IP Claims.

2.5.    Deferred Items. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract or other Acquired Asset, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity (if applicable) would constitute a breach thereof and (ii) such consent is not obtained prior to the Closing (each a “Deferred Item”). In such case, (w) such Deferred Item shall be withheld from sale pursuant to this Agreement, (x) from and after the Closing, Seller will use its commercially reasonable efforts to obtain such consent as soon as practicable after the Closing, (y) until such consent is obtained, Seller shall use its commercially reasonable efforts to provide to Buyer the benefits under such Deferred Item and (z) upon obtaining such consent, Seller shall execute and deliver such instruments as Buyer may reasonably request to assign or transfer such Deferred Item to Buyer as promptly as practicable. Without limiting the foregoing, in the event that any such consent is not obtained prior to the Closing, Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Buyer the economic and operational equivalent of obtaining such consent and assigning or transferring to Buyer such Deferred Item, including enforcement for the benefit of Buyer of all claims or rights arising thereunder.

ARTICLE III

PAYMENT OF PURCHASE PRICE AND CLOSING

3.1.    Closing; Payment of Purchase Price.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and subject to the conditions precedent set forth in Article VII hereof, the transfer of the Acquired Assets to Buyer and the completion of other closing items as set forth in this Agreement (the “Closing”) shall be held at the offices of Buyer, 10 Corporate Drive, Burlington, MA 01803, or such other place agreed upon by the parties, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date established by mutual agreement of the parties. The actual date on which the Closing occurs is herein called the “Closing Date”. Following consummation of the Closing hereunder, the Closing shall be deemed to have been effective as of 12:00 AM (prevailing Eastern time) on the Closing Date. The Closing will take place pursuant to an agreed upon procedure to wire transfer funds and to exchange counterpart signature pages to the Transaction Documents electronically in accordance with Section 11.9.

(b)    At the Closing, Seller shall deliver to Buyer:

(i)    A duly executed Bill of Sale and Assignment in the form attached as Exhibit 3.1(b)(i);

(ii)    A duly executed Assignment and Assumption Agreement in the form attached as Exhibit 3.1(b)(ii) (the “Assignment and Assumption Agreement”);

(iii)    An updated list of Seller’s Customers as of a date as close as reasonably practicable to the Closing Date, in substantially the same format as the Preliminary Customer List (the “Closing Customer List”);

(iv)    Evidence of a search of UCC records showing the filing of UCC termination statements by Gemini Southern, LLC, as secured party, and release by Gemini Southern, LLC of any and all security interests in any of the Acquired Assets, and showing no other lien, security interests or encumbrances in any of the Acquired Assets;

(v)    Evidence that the source code escrow agreement in favor of Gemini Southern, LLC has been terminated and that the source code deposit has been destroyed;

(vi)    A confirmatory assignment of Intellectual Property to Seller (A) in the form attached as Exhibit 3.1(b)(vi)(1) from Kent Franks and the three content writers who have not signed such an assignment in the past and (B) in the form attached as Exhibit 3.1(b)(vi)(2) from the two companies identified in such Schedule 3.1(b)(vi)(2);

(vii)    Evidence satisfactory to Buyer of termination of any Prohibited Accounts;

(viii)    Evidence that all consents, waivers, approvals, declarations, authorizations and notices described in Section 7.1(g) (including those listed on Schedule 7.1(g)) have been obtained or made, as applicable;

(ix)    A certification, in form and substance reasonably satisfactory to Buyer, that Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(x)    With respect to the Facility License Agreement, an Assignment and Assumption of the Facility License Agreement in substantially the form attached as Exhibit 3.1(b)(x) (the “Facility License Assignment”), duly executed by Seller and the University of North Carolina at Charlotte as licensor thereunder; and

(xi)    The Seller Officer’s Certificate.

(c)    At the Closing, Buyer shall deliver to Seller:

(i)    the Initial Payment, the Audit Fee Reimbursement Amount and the Transition Funding Amount, in accordance with
Section 3.2(a);

(ii)    A duly executed Assignment and Assumption Agreement;

(iii)    A duly executed Facility License Assignment; and

(iv)    The Buyer Officer’s Certificate.

3.2.    Payment of Purchase Price. Upon Closing, in consideration for the Acquired Assets and upon the terms and subject to the conditions of this Agreement, Buyer shall pay the Purchase Price, the Audit Fee Reimbursement Amount and the Transition Funding Amount to Seller in cash, in immediately available funds, by wire transfer to an account designated by Seller as set forth on Schedule 3.2 hereto in the following manner:

(a)    (1) The Purchase Price less the Holdback Amount (the “Initial Payment”), (2) the Audit Fee Reimbursement Amount and (3) the Transition Funding Amount shall be payable upon consummation of the Closing.

(b)    The Holdback Amount shall be payable on date that is the 12-month anniversary of the Closing Date (the “Release Payment Date”), less the sum of:

(i)    any portion of the Holdback Amount used to satisfy a Working Capital Deficit pursuant to Section 3.3(c) below; plus

(ii)    any portion of the Holdback Amount (A) used by Buyer pursuant to Section 9.5 (including Schedule 9.5) to defend, settle or otherwise resolve a Third Party IP Claim; or (B) used by Buyer to satisfy any Buyer Damages pursuant to Article IX of this Agreement; plus

(iii)    the aggregate amount of all Claims made in good faith pursuant to the provisions of Article IX and pending as of the Release Payment Date with respect to any obligation owed to any Buyer Indemnitee pursuant to this Agreement (the “Pending Claims Amount”); provided, however, that after Final Determination of any Claim giving rise to the Pending Claims Amount, Buyer shall pay to Seller all remaining portions, if any, of the Holdback Amount, to which Seller is entitled pursuant to such resolution, within ten (10) Business Days of such Final Determination.

3.3.    Working Capital Adjustment.

(a)    As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Seller will deliver to Buyer a statement (“Closing WC Statement”) in good faith setting forth the actual Working Capital calculated by Seller as of the Closing Date, together with reasonable detail of the backup for such calculation. During the ten (10) Business Day period following delivery of the Closing WC Statement, Buyer and its agents shall be provided with such access to the financial books and records of Seller as may reasonably be requested by Buyer (including bank account and merchant account statements) to enable Buyer to evaluate the Closing WC Statement. The Closing WC Statement will be deemed to be and will be final, binding and conclusive on the parties for all purposes hereunder upon the earlier of (the “WC Resolution Date”): (A) Buyer’s delivery of a written notice to Seller of its approval of the Closing WC Statement, (B) the failure of Buyer to notify Seller in writing of a dispute with the Closing WC Statement within ten (10) Business Days of the delivery thereof to Buyer and (C) the resolution of all disputes, pursuant to Section 3.3(b).

(b)    Buyer may dispute any amounts reflected on the Closing WC Statement by delivery of a written notice to Seller (the “Notice of Disagreement”) within ten (10) Business Days of the receipt by Buyer of the Closing WC Statement from Seller, describing in reasonable detail the nature and amount of any disputed items. The parties shall meet to discuss the dispute set forth in the Notice of Disagreement no later than ten (10) Business Days after the date of the Notice of Disagreement. Such meeting may be held telephonically if travel is impractical for either party. At such meeting, a senior officer or principal of each party who has authority to resolve the dispute shall be in attendance. If Seller and Buyer have not resolved all such disputed items and amounts specified in the Notice of Disagreement by the end of such meeting, each of Seller and Buyer will in good faith submit in writing their respective determinations and calculations and the items and amounts remaining in dispute for resolution to an independent accounting firm mutually acceptable to Seller and Buyer, and such independent accounting firm will in good faith, acting as expert and not arbitrator, make a written determination as to each such disputed item and the amounts within twenty (20) Business Days of submission Working Capital as of the Closing Date will be recalculated in accordance with these written determinations, and the parties will prepare a revised version of the Closing WC Statement that reflects this recalculation. The costs and expenses of the independent accounting firm will be allocated between Seller and Buyer based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the independent accounting firm. The “Final Working Capital” will mean the Working Capital amount indicated on the Closing WC Statement (including any revisions to reflect the determinations of the independent accounting firm, if applicable) as of the WC Resolution Date.

(c)    If the Final Working Capital exceeds the Working Capital Peg by more than $20,000, Buyer will pay the excess to Seller by wire transfer of immediately available funds within five (5) Business Days of the WC Resolution Date. If Final Working Capital is less than the Working Capital Peg by more than $20,000 (a “Working Capital Deficit”), Buyer will deduct the shortfall from the Holdback Amount unless the Holdback Amount has been exhausted as of the Release Payment Date, in which case Seller will promptly pay the shortfall to Buyer by wire transfer of immediately available funds, using wire instructions to be provided by the Buyer.

3.4.    Allocation of Purchase Price. As soon as reasonably practicable (and in any event not later than ninety (90) days) after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule allocating the Purchase Price, the Assumed Liabilities and any

other relevant items among the Acquired Assets and the non-competition and non-solicitation agreements set forth in Section 8.12 in accordance with Section 1060 of the Code, and the regulations thereunder (the “Allocation Schedule”). The Allocation Schedule shall be final and binding on the parties unless, within thirty (30) days after delivery thereof to Seller, Seller delivers a written notice to Buyer of its objections to the Allocation Schedule. The parties shall cooperate in good faith to resolve any disputes with respect to the Allocation Schedule as promptly as practicable. The Allocation Schedule as finally determined pursuant to this Section 3.4 shall be final and binding on the parties for Tax purposes, the parties shall file all Tax Returns (including Form 8594, Asset Acquisition Statement) in a manner consistent with such Allocation Schedule, and no party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding relating to Taxes, except to the extent otherwise required by Law. If the Purchase Price is adjusted pursuant to Section 3.3(c) or otherwise pursuant to this Agreement, the Allocation Schedule shall be adjusted as appropriate, and Buyer and Seller shall cooperate in making any such adjustments. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

3.5.    Further Assurances. In order to induce Buyer to enter into and carry out its obligations under this Agreement, promptly upon Buyer’s request, Seller and each Signing Member hereby agrees to execute and deliver to Buyer and/or at Buyer’s request, Buyer’s designee, any and all instruments, assignments or other agreements or documents, and to take any and all actions, as may be reasonably requested by Buyer from time to time in order to validly transfer to Buyer and/or at Buyer’s request, Buyer’s designee, and vest control and title unto Buyer and/or at Buyer’s request, Buyer’s designee, of any and all of the Acquired Assets, including any and all domain name registrations or trademark applications.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SIGNING MEMBERS

Each Signing Member represents and warrants to Buyer that each of the following statements are true and correct as of the Effective Date and as of the Closing Date:

4.1.    Existence; Good Standing and Power.

(a)    If Signing Member is an entity, Signing Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Signing Member has all requisite power and authority to enter into and carry out its obligations under this Agreement.

(b)    Signing Member does not own or hold any right to or interest in any Acquired Asset.

4.2.    Authorization. Signing Member has duly and validly executed and delivered to Seller resolutions of the members of Seller in the form attached as Exhibit B, which resolutions authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby, and which resolutions have not, to Signing Member’s Knowledge, been modified, rescinded or revoked.

4.3.    Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Signing Member, and, assuming due authorization, execution and delivery by Buyer, Seller and the other parties to this Agreement, constitutes a valid and legally binding obligation of Signing Member enforceable against Signing Member in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

4.4.    No Proceedings. There is no Proceeding pending (or to Signing Member’s Knowledge, threatened) against Signing Member relating to Seller, the Business or any Acquired Asset, any Assumed Liability or the transactions contemplated hereby, and no written notice of any Proceeding relating to Seller, the Business, any Acquired Asset, any Assumed Liability or the transactions contemplated hereby, whether pending or threatened, has been received by Signing Member or any of its Affiliates. There is no Proceeding brought by Signing Member pending, or which Signing Member has commenced preparations to initiate, against any other Person relating to the Business, any Acquired Asset or any Assumed Liability.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represent and warrants to Buyer that, except as set forth in the written Disclosure Schedule provided to Buyer dated the date of this Agreement (the “Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections contained in this Article V, each of the following statements are true and correct as of the Effective Date and as of the Closing Date; provided, however, that the disclosures set forth in any section of the Disclosure Schedule will be deemed to be an exception to any other representation or warranty of Seller contained in this Agreement to the extent that (i) the relevance of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure, or (ii) the disclosure provides a Section reference to such other representation or warranty.

5.1.    Existence; Good Standing and Power.

(a)    Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has all requisite power and authority to own, lease and operate the Acquired Assets, and to enter into and carry out its obligations under this Agreement and the other Transaction Documents. Seller is duly qualified to transact business in each jurisdiction in which the Business is located and where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Seller is not in violation of, in conflict with, or in default under, its certificate of formation or operating agreement, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default under such documents.

(b)    None of the members of Seller owns, or holds any right to or interest in, any Acquired Asset. Seller does not have any subsidiaries or minority investments in other companies.

5.2.    Capitalization. A true, complete and correct copy of Seller’s capitalization table as of the date hereof is attached hereto as Schedule 5.2. Each Person who is a record or beneficial owner of membership interests of Seller, or rights to membership interests of Seller is listed on Schedule 5.2 and there are no other Seller membership interests or rights to Seller membership interests issued or outstanding other than those reflected on Schedule 5.2. All Seller membership interests are free and clear of all Liens other than those Liens expressly arising under Seller’s operating agreement. Except as set forth in Seller’s operating agreement, Seller is not a party to any agreement or understanding with respect to the voting or transfer of any Seller membership interests.

5.3.    Authorization. All corporate and other action on the part of Seller and its officers, members and managers necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly taken. Seller has made available to Buyer true, complete and correct copies of its (i) certificate of formation, certified by the North Carolina Secretary of State, and operating agreement as in effect on the date hereof and (ii) resolutions of the members of Seller authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked.

5.4.    Execution and Binding Effect. This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by Seller, and assuming due authorization, execution and delivery by Buyer and the other parties to this Agreement and such other Transaction Documents, constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

5.5.    No Violation. Except as set forth in Schedule 5.5, the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation, suspension or termination under or result in the loss of a benefit or the imposition of any obligation or lien under (i) Seller’s certificate of formation or operating agreement, (ii) any Assumed Contract or other contract, agreement, Permit or other instrument to which Seller is a party or by which Seller or any Acquired Assets is or are bound, (iii) any Order of any Governmental Entity to which Seller or any Acquired Assets are bound or subject, or (iv) any Law applicable to Seller or any of the Acquired Assets.

5.6.    Third Party Approvals. Except as set forth in Schedule 5.6, the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not require any consents, waivers, authorizations, approvals, notices, declarations of, or filings with, any third Persons which have not been obtained by Seller or waived by Buyer.

5.7.    Assets.

(a)    Seller is the true and lawful owner of and has good and marketable title to or a valid leasehold interest or rights as a licensee of the Acquired Assets, and upon delivery to Buyer of the instruments of conveyance referred to in Section 3.1(b), Buyer shall receive good and marketable title to, a valid leasehold interest in, or valid license rights to the Acquired Assets, free and clear of any Liens, except Permitted Liens.

(b)    The Acquired Assets (after giving effect to the transactions contemplated by this Agreement), together with any assets of Seller utilized in the conduct of the Transition Services, are sufficient for the conduct of the Business as presently conducted.

5.8.    Compliance with Laws. Seller has conducted, and is conducting, its business and operations in compliance with all applicable Laws, including without limitation the Americans with Disabilites Act and the Telephone Consumer Protection Act of 1991. Seller has not received any written notice (or, to Seller’s Knowledge, any other communication) from any Governmental Entity or other Person alleging any noncompliance with any applicable Law.

5.9.    [Reserved].

5.10.    Intellectual Property.

(a)    The operation of the Business by Seller does not, and the operation of the Business by Buyer consistent with the conduct of the Business by Seller as of the Closing Date will not, violate, infringe or misappropriate any Intellectual Property right of any Person. There is no pending, or to Seller’s Knowledge, threatened, claim, action or proceeding against Seller alleging that the operation of the Business, including the use of any Intellectual Property in connection therewith, infringes, violates or misappropriates any Intellectual Property right of any Person.

(b)    To Seller’s Knowledge, no Person (including any current or former employee, current or former independent contractor or current or former consultant of Seller) has, or has threatened to, infringe on, misappropriate or violate the Seller Intellectual Property, norto Seller’s Knowledge, is there or has there been any actual or threatened infringement, misappropriation or violation by any Person of any Seller Intellectual Property.

(c)    All registrations of Seller Intellectual Property are valid and enforceable, and all issuance, renewal, maintenance and other payments that are or have become due have been timely paid by or on behalf of Seller. Except for Permitted Liens, there are no Liens on any Seller Intellectual Property.

(d)    No claims by any past or present employee, consultant or independent contractor of Seller have been received by or threatened with respect to the ownership of any Seller Intellectual Property or any payments owed or claimed with respect thereto and to Seller’s Knowledge, no valid basis exists for such a claim.

(e)    Except as set forth in Schedule 5.6, the consummation of the transactions contemplated hereby will not result in (i) a material breach of or default under any agreement governing Seller’s right to use any Seller Intellectual Property, (ii) a material impairment of the rights of Buyer following the Closing in or to any Seller Intellectual Property, (iii) the grant or transfer to any Person of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Seller Intellectual Property, or (iv) Buyer or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any agreement governing any Seller Intellectual Property.

(f)    Each item of Seller Intellectual Property will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

(g)    Except pursuant to the Customer Contracts, neither Seller nor any of its Affiliates have licensed, distributed or otherwise granted any option, right or access to any Person, or covenanted not to assert any right, with respect to any Seller Intellectual Property.

(h)    Seller and/or its predecessors have used the mark “Ecomdash” and its variant “ecomdash” in commerce in the United States and otherwise since the date shown on Schedule 5.10(h) (“Date of First Use in Commerce”). Such use in commerce has been continuous and Seller and/or its predecessors have not ceased such use at any time since the Date of First Use in Commerce. Except as set forth in Schedule 5.10(h), Seller has not received any notice of alleged infringement or to cease and desist use of any such mark, and to Seller’s Knowledge, no third party uses any such mark in connection with the same class of goods and Services to which such mark applies. A copy of Seller’s use of each such mark in commerce in the United States commencing on the Date of First Use in Commerce is included in Schedule 5.10(h).

5.11.    Contracts. All of the Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity). Except as set forth in Schedule 5.5, Seller has obtained any and all consents necessary for the transfer to Buyer of the Assumed Contracts. Seller has made available to Buyer true and complete copies of each Assumed Contract. Except as set forth in Schedule 5.11:

(a)    Seller is not, and to Seller’s Knowledge, no contractual counterparty is, in material breach or default under any Assumed Contract;

(b)    No event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (i) result in a violation or breach of any of the material provisions of any Assumed Contract by Seller or, to Seller’s Knowledge, by any counterparty, (ii) give any counterparty or, to Seller’s Knowledge, Seller the right to declare a default or exercise any remedy under any Assumed Contract, or (iii) give any counterparty or, to Seller’s Knowledge, Seller the right to cancel, terminate or modify any material provision of any Assumed Contract;

(c)    Schedule 5.11(c) sets forth the URLs at which the sole form of (i) website terms of use for ecomdash.com and any other Seller Sites (the “Terms of Use”) and (ii) Customer Contract in effect between Seller and each Customer as of the Effective Date are located (the “Current Customer Contract Form” and together with the Terms of Use, the “Seller

Terms of Service”). Any and all previous forms of Customer Contract between Seller and each Customer have been superseded and replaced by the Current Customer Contract Form, in accordance with the terms of such previous forms;

(d)    Seller has no contracts or agreements with Customers other than the Seller Terms of Service and the Services Agreements. The Seller Terms of Service and the Services Agreements provide Seller the right to suspend or terminate accounts which are found to use Seller’s Services in violation of Seller Terms of Service. Seller has enforced such rights on a consistent basis in all material respects. Each Customer whose Customer Contract is being assigned to Buyer as an Assumed Contract has “clicked” and agreed to such Customer Contract as part of the online registration process to become a Customer, including those customers who have executed the Services Agreements. The Seller Terms of Service and the Services Agreements do not prohibit the transfer and assignment of such contracts to third parties, including Buyer;

(e)    No Assumed Contract contains any non-solicitation, non-competition, exclusivity, confidentiality or similar obligations binding Seller or that otherwise prohibit Seller or any of its employees from entering into any line of business, from freely providing Services or supplying products to any Customer or potential customer or in any part of the world or from freely soliciting or hiring employees in any territory (other than any contract with a Customer or supplier entered into in the Ordinary Course otherwise described by this clause (e) solely because it contains customary confidentiality restrictions);

(f)    No Assumed Contract or group of related Assumed Contracts would reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $20,000 (or the equivalent value in the applicable currency) in any twelve (12) month period;

(g)    There is no Assumed Contract in which Seller has granted “most favored nation” pricing provisions or exclusive marketing, distribution, referral or resale rights relating to any products, Services or territory or has agreed to purchase a minimum quantity of goods or services in excess of $5,000 in any twelve (12) month period or has agreed to purchase goods or services exclusively from a specified Person (or group of Persons);

(h)    There is no Assumed Contract that contains an option or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than Seller or that limits or purports to limit the ability of Seller or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any portion of its assets or business;

(i)    [Reserved];

(j)    There is no Assumed Contract that would entitle any third party to receive a license, covenant not to sue or any other right to Intellectual Property of Buyer or any of Buyer’s Affiliates following the Closing;

(k)    There is no Assumed Contract that pursuant to its terms would bind or purport to bind any of Buyer’s Affiliates;

(l)    There is no Assumed Contract required to be disclosed under Schedule 5.11 which contains any provisions requiring Seller or any of its Affiliates to indemnify any other party and involves indemnification obligations larger than the value of such Assumed Contract over a 12-month period; and

(m)    Seller is not a party to any contract with any party other than buyer relating to the sale of the Business (or any material portion thereof) or any Acquired Assets, whether or not consummated (including any confidentiality agreements with respect thereto).

5.12.    Customer Information; Billing Practices; PCI.

(a)    The Customer information contained in the Preliminary Customer List is true, correct and complete in all material respects as of the Effective Date, and the Customer information contained in the Closing Customer List is true, correct and complete in all material respects as of the Closing Date.

(b)    Seller has billed its Customers in accordance with the billing practices set forth in Schedule 5.12(b) in all material respects. All amounts charged for Services offered in connection with the Business are payable in United States dollars.

(c)    Seller has complied in all material respects with all industry standards for credit card processing, including Payment Card Industry (PCI) data security standards and other requirements, to the extent such standards and other requirements are applicable to Seller.

5.13.    Privacy; Protection of Personally Identifiable Information.

(a)    Seller has complied with all Privacy Laws and other applicable Laws, contractual obligations and fiduciary obligations imposed by applicable Laws, and its privacy policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by Seller (“Seller Sites”) and (ii) the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected, used or maintained by or on behalf of Seller. The execution, delivery and performance of this Agreement comply with all applicable Privacy Laws and with Seller’s privacy policies. Copies of all current privacy policies of Seller that apply to the Seller Sites, other offerings to Customers, or customers of Customers, and copies of all privacy policies of Seller that apply to any Personally Identifiable Information included in the Acquired Assets, are included in Schedule 5.13(a). Each such privacy policy and all materials distributed or marketed by Seller have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws. Schedule 5.13(a) identifies all categories of Personally Identifiable Information collected by Seller through the Seller Sites and/or through other offerings to Customers.

(b)    Seller has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Personally Identifiable Information against loss and against unauthorized access, use, modification, disclosure or other misuse. To Seller’s Knowledge, there has been no material loss, theft, or unauthorized access to or misuse of Personally Identifiable Information.

5.14.    No Proceedings or Claims. There is no Proceeding pending (or to Seller’s Knowledge, threatened) against Seller relating to Seller, the Business or any Acquired Asset, any Assumed Liability or the transactions contemplated hereby, and no written notice of any Proceeding relating to Seller, the Business, any Acquired Asset, any Assumed Liability or the transactions contemplated hereby, whether pending or threatened, has been received by Seller or any of its Affiliates. No Customer or other Person has asserted or, to Seller’s Knowledge, threatened to assert any material claim against Seller in connection with any Assumed Contract, any Acquired Asset or any Assumed Liability, in each case that has not been resolved. There are no outstanding material judgments, orders, injunctions, decrees, stipulations or awards rendered by a Governmental Entity affecting the Business, any Acquired Asset or any Assumed Liability. There is no Proceeding brought by Seller pending, or which Seller has commenced preparations to initiate, against any other Person relating to the Business, any Acquired Asset or any Assumed Liability.

5.15.    Systems Integrity. Except as set forth on Schedule 5.15, Seller’s systems (including billing systems) and servers used in the Business and Customer credit card information have not been breached or hacked into (including by malware, viruses or security breaches) in any manner and do not contain any malware, viruses, security breaches or bugs of any kind, or other features that could reasonably be expected to cause any material systems or security problems for Buyer.

5.16.    No Brokers or Finders. Except as set forth on Schedule 5.16, no third party broker or finder acting on behalf of Seller was involved in facilitating the transactions contemplated by this Agreement on behalf of Seller, and no Person is entitled to a broker’s or finder’s fee from Seller or Buyer in respect thereof.

5.17.    Employee Access to Technical and Customer Information; Invention Assignments. Seller has taken commercially reasonable steps to keep confidential all confidential technical and customer information related to the Acquired Assets or the Customers. All current and former employees, independent contractors and consultants of Seller who have or have had access to such information have executed agreements containing confidentiality obligations and restrictions on use of such information. All current and former employees, independent contractors and consultants of Seller who are or have been involved in the development of Seller Intellectual Property have executed invention assignment agreements that assign to Seller any Seller Intellectual Property developed or invented by such employee, independent contractor, or consultant in the scope of his or her employment or services (“Employee IP Agreements”), copies of the form(s) of which have been provided to Buyer. To Seller’s Knowledge, no current or former employee, independent contractor or consultant is in violation or breach of any Employee IP Agreements.

5.18.    Financial Statements.

(a)    Attached as Schedules 5.18(a)(i) and (a)(ii) are true, correct and complete copies of the following financial statements of Seller: (i) audited balance sheets, statements of income (loss), statements of members’ equity (deficit), and statements of cash flows as of December 31, 2017 and December 31, 2018 and for the fiscal years then ended, respectively, in each case audited by LBA Haynes Strand, PLLC (the “Audited Financials”), and (ii) an unaudited balance sheet as of June 30, 2019 (the “Most Recent Balance Sheet Date”) and

unaudited pro forma statements of income (loss) and cash flows for the three (3) months then ended (the “Unaudited Financials”). The Audited Financials (including the notes thereto) have been prepared from the books and records of Seller and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present in all material respects the financial condition and results of operations of the Business as of the dates, and for the periods, indicated thereon. The Unaudited Financials (including the notes thereto, if any) have been prepared from the books and records of Seller and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present in all material respects the financial condition and results of operations of the Business as of the dates, and for the periods, indicated thereon, subject to normal year-end adjustments and footnotes. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of Seller (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable) and no revaluation of Seller’s properties or assets.

(b)    To Seller’s Knowledge, Seller is not liable for nor subject to any Liability except for (i) Liabilities reflected on the Most Recent Balance Sheet and not previously paid or discharged, (ii) Liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course, which Liabilities are not, individually or in the aggregate, material in amount or significance, and (iii) Excluded Liabilities.

(c)    The books and records of Seller are accurate in all material respects and accurately reflect Seller’s assets and Liabilities, and Seller maintains proper and effective internal control over financial reporting in accordance with reasonable business practices that provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (iii) the reporting of assets of Seller is compared with existing assets at regular intervals, (iv) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls of Seller which have adversely affected or could adversely affect the ability of Seller to record, process, summarize and report financial data. As used herein, “Internal Controls” has the same meaning as the term “internal control over financial reporting” which is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended.

(d)    Seller has delivered to Buyer true, complete and correct copies of all management letters and letters to or from Seller’s accountants, if any, relating to any audit or review of the financial statements or books and records of Seller identified above in Section 5.18(a). Seller has reported to Buyer in writing any fraud, whether or not material, that has occurred to Seller’s Knowledge involving management or other employees who participate in the preparation of Seller’s financial statements or have a significant role in the maintenance of Seller’s books and records. To Seller’s Knowledge, Seller’s merchant credit card accounts and related systems have not experienced any fraudulent activity.

5.19.    Taxes.

(a)    Seller has timely filed all Tax Returns which are required to be filed by it (or extensions have been duly obtained) and has paid all Taxes which have become due or which have been claimed to be due (whether or not shown on any Tax Return) and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes that Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b)    Seller has made available to Buyer (i) complete and correct copies of all Tax Returns, reports and information statements of Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Seller.

(c)    No examination or audit or other action of or relating to any Tax Return of Seller by any Governmental Entity is currently in progress or to Seller’s Knowledge has been threatened to Seller. No deficiencies for Taxes of Seller have been claimed, proposed or assessed by any Governmental Entity. Seller has not waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, or requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(d)    Since inception, Seller has been treated as a partnership under U.S. Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal income Tax purposes.

(e)    None of the assets held by Seller are United States real property interests within the meaning of Section 897(c)(1) of the Code.

(f)    Schedule 5.19(f) contains a true, correct and complete list of states, territories and jurisdictions (whether foreign or domestic) in which Seller files, is required to file or has been required to file a tax return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent written notices or communications, or to Seller’s Knowledge, any other notices or communications, requesting information related to Seller’s nexus with such jurisdiction.

5.20.    Absence of Changes. Except as set forth in Schedule 5.20, since the Most Recent Balance Sheet Date,

(a)    Seller has conducted its business in the Ordinary Course;

(b)    There has not been any Material Adverse Effect with respect to Seller or the Business; and

(c)    Seller has not taken any of the following actions:

(i)    made or agreed to make any capital expenditures relating to the Business in excess of $5,000 individually, or $20,000 in the aggregate;

(ii)    incurred or guaranteed, or agreed to incur or guarantee, any indebtedness involving an obligation in excess of $10,000 individually, or $25,000 in the aggregate;

(iii)    made a loan to any Person or purchased any debt securities of any Person in connection with the Business;

(iv)    acquired any Person or business or initiated the start-up of any new business unrelated to the Business, or otherwise acquired or agreed to acquire any securities or assets (other than purchases of goods and services in the Ordinary Course);

(v)    merged or consolidated or agreed to merge or consolidate with or into any other Person;

(vi)    sold, assigned, leased, subleased, licensed, sublicensed, pledged, encumbered, abandoned or otherwise transferred or disposed of or incurred any Lien on or granted any option or rights in, to or under, any Acquired Assets;

(vii)    entered into any contract that is material to the Business or (other than in the Ordinary Course) amended, modified or waived any right under such a contract;

(viii)    entered into any transaction, agreement or arrangement that is not negotiated at arm’s length;

(ix)    commenced a lawsuit or settled any claim or litigation, other than for routine collection of immaterial accounts in the Ordinary Course;

(x)    revalued, written down or written off any of the Acquired Assets, other than in the Ordinary Course;

(xi)    modified the pricing, sales, marketing or purchasing practices of the Business in any material respect;

(xii)    delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities; or

(xiii)    agreed to do any of the foregoing.

5.21.    Export Controls.

(a)    Seller has complied with all Export Control Laws applicable to the conduct of the Business, including all applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign Persons.

(b)    Neither Seller nor any of its current or former Affiliates or (to Seller’s Knowledge) Representatives are (or were at the time of any transaction involving Seller), or are (or were at the time of any transaction involving Seller) controlled by, owned by, or acting on behalf of, a Prohibited Person.

(c)    Seller has not made any sales or provided any Services to, or engaged in any business activities with or for the benefit of, any Prohibited Person.

(d)    Seller maintains processes, procedures and controls to provide reasonable assurance that it will not engage in any transaction involving or have any relationship with a Prohibited Person and that it will promptly terminate and report to the applicable authority as required, any transaction or relationship with any Prohibited Person upon the discovery of such transaction or relationship.

5.22.    Anti-Bribery Laws.

(a)    Seller has complied with all Anti-Bribery Laws, and none of Seller or any of its Representatives or Affiliates, nor any manager, member or third party intermediary of Seller, has authorized, directed or participated in any act in violation of any Anti-Bribery Laws.

(b)    There is no arrangement to which Seller is a party providing for any kickbacks or any forms of compensation that are unlawful to be paid to any Person in return for the referral or volume of business or for the arrangement for recommendation or influence of such referrals and Seller and each officer, director, employee or agent thereof has complied with all applicable Laws dealing with bribery, extortion, and kickbacks, and Laws governing the offering or giving of gifts and gratuities to commercial business partners.

5.23.    Material Permits. Seller owns or holds all Permits necessary for the operation of the Business, except where the absence or loss of any such Permit would not, individually or in the aggregate, reasonably be expected to be material to the Business (the “Material Permits”). The Material Permits are valid and subsisting, and, to Seller’s Knowledge, no Governmental Entity intends to modify, cancel, terminate or not renew any Material Permit. Seller has conducted the Business in compliance in all material respects with the Material Permits.

5.24.    Real Property. Seller has never owned any Real Property. Schedule 5.24 sets forth a true, correct and complete listing of all Seller’s leased or licensed Real Property (including street address and Seller’s use thereof).

5.25.    Insurance. Schedule 5.25 sets forth a true, correct and complete list of all insurance policies carried by Seller for the benefit of Seller or the Business, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years.

5.26.    Significant Suppliers. Schedule 5.26 sets forth a list of the ten (10) largest suppliers from which Seller ordered services, products, or materials relating to the Business during the twelve months ended as of the Most Recent Balance Sheet Date. No such supplier has indicated within the past year that it will stop, or decrease the rate of (other than in the Ordinary Course), supplying products or services to Seller.

5.27.    Absence of Claims; Business Relationships with Affiliates. No member of Seller nor any other Affiliate of Seller owns any asset, property or right, tangible or intangible, used by the Business, has any claim or cause of action against the Business or the Acquired Assets, is party to any contract with, or is owed any payment or other obligation by, Seller (other than compensation and benefit arrangements for services as an officer, director or employee of Seller with respect to the Business or with respect to the ownership of membership interest of Seller).

5.28.    Warranties; Products. No Services sold or otherwise provided to Customers under Customer Contracts are subject to any guaranty (of quality, non-infringement, service levels or otherwise), warranty, right of return, right of credit or other indemnity other than as set forth in the Seller Terms of Service.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the Effective Date and as of the Closing Date:

6.1.    Existence, Good Standing and Power. Buyer is a corporation validly existing and in good corporate standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate the property it now owns, leases and operates. Buyer has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

6.2.    Authority. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer has duly adopted resolutions, at a meeting or by written consent, authorizing the transactions contemplated hereby, and such resolutions have not been rescinded and remain in full force and effect.

6.3.    Execution and Binding Effect. This Agreement and each of the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and constitute a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

6.4.    No Violation. The execution, delivery and performance by Buyer of this Agreement, the other Transaction Documents and the transactions contemplated hereby do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation, suspension or termination, under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Order of any Governmental Entity to which Buyer or its properties or assets is bound or subject, or (iii) any Law applicable to Buyer or any of its respective properties or assets.

6.5.    No Brokers or Finders. No broker or finder acting on behalf of Buyer was involved in facilitating the transactions contemplated by this Agreement on behalf of Buyer, and no Person is entitled to a broker’s or finder’s fee from Buyer in respect thereof.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1.    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date is expressly contingent and shall be subject to the satisfaction on the Closing Date of the following conditions (unless otherwise waived by Buyer in its sole discretion):

(a)    Accuracy of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date as if made on the Closing Date, in accordance with their express terms.

(b)    Performance of Agreements. Seller shall have performed in all material respects all obligations and agreements contained in this Agreement required to have been performed by it prior to or as of the Closing Date.

(c)    Officer’s Certificate. Buyer shall have received a certificate in the form of Exhibit 7.1(c) dated as of the Closing Date, of an officer of Seller to the effect that the conditions specified in Sections 7.1(a) and 7.1(b) above have been fulfilled (the “Seller Officer’s Certificate”).

(d)    Other Deliveries. Seller shall have delivered to Buyer the items set forth in Section 3.1(b).

(e)    Screening of Prohibited Accounts. Seller and Buyer shall have agreed upon a plan satisfactory to Buyer to prevent Prohibited Accounts from signing up as customers (whether trial or paid) of the Business.

(f)    Employment Offer Letters. The following shall have accepted in writing a written offer of employment from Buyer in the form attached as Exhibit 7.1(f): Nick Maglosky, Kevin Loomis, and Darrin Kidd.

(g)    Consents and Approvals. All consents, waivers, authorizations and approvals of any third Persons, including any approvals from Governmental Entities, as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, except for such consents, waivers, authorizations and approvals which would not have a Material Adverse Effect or have otherwise been disclosed to Buyer in this Agreement, including the Schedules attached hereto. Without limiting the foregoing, Seller shall have delivered to Buyer the executed consents, waivers, authorizations and approvals listed on Schedule 7.1(g).

(h)    Revenue from Prohibited Accounts. Seller’s revenue from Prohibited Accounts shall not have constituted more than one percent (1%) of Seller’s GAAP revenue for the first six (6) months of 2019.

(i)    Seller Resolutions. Seller shall have delivered to Buyer a copy of Seller manager and member resolutions demonstrating that the Agreement and the Transaction Documents have been approved by the required managers and members of Seller.

(j)    Seller Certificate of Good Standing. Seller shall have delivered to Buyer an updated Certificate of Good Standing, in form and substance satisfactory to Buyer, as of the Closing Date (or as of a date as close to the Closing Date as reasonably practicable).

(k)    No Litigation. No claim or action shall have been commenced or threatened by any Governmental Entity that is reasonably likely to prohibit or impose limitations on Buyer’s ownership or operation of all or a material portion of the Business or Acquired Assets from and after the Closing Date, or on Buyer’s ability to purchase any of the foregoing.

(l)    No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect regarding Seller, the Business or the Acquired Assets.

7.2.    Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is expressly contingent and shall be subject to the satisfaction on the Closing Date of the following conditions (unless otherwise waived by Seller in its sole discretion):

(a)    Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

(b)    Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to have been performed by it as of the Closing Date.

(c)    Officer’s Certificate. Seller shall have received a certificate in the form of Exhibit 7.2(c), dated the Closing Date, of an officer of Buyer to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) above have been fulfilled (the “Buyer Officer’s Certificate”).

(d)    Employment Offer Letters. Buyer shall have delivered an employment offer letter in the form set forth as Exhibit 7.1(f) to this Agreement and signed by a duly authorized officer of the Buyer to each of the following: Nick Maglosky, Kevin Loomis, and Darrin Kidd.

(e)    Other Deliveries. Buyer shall have delivered to Seller the items set forth in Section 3.1(c).

(f)    Consents and Approvals. All consents, waivers, authorizations and approvals of any third Persons, including any approvals from Governmental Entities, as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, except for such consents, waivers, authorizations and approvals which would not have a Material Adverse Effect.

(g)    No Litigation. No claim or action shall have been commenced or threatened by any Governmental Entity that is reasonably likely to prohibit or impose limitations on Seller’s ownership or operation of all or a material portion of the Business or Acquired Assets, or its right or authority to transfer the Business and/or Acquired Assets to Buyer as contemplated by this Agreement.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1.    Closing Efforts. Subject to Article X, the parties shall use reasonable efforts to take all actions necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement.

8.2.    Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld), Seller shall (a) conduct the Business in the Ordinary Course and (b) use reasonable efforts to maintain and preserve intact its current Business operations and to preserve the rights, goodwill and relationships with its customers, partners, employees, vendors and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 5.20(c) to occur.

8.3.    Transition Services. During the Transition Support Period, Seller shall provide the Transition Services. Seller and Buyer agree to cooperate with each other in good faith in connection with the provision and receipt of the Transition Services. “Transition Support Period” means the period commencing on the Closing Date and ending six (6) months thereafter, unless sooner terminated by ten (10) Business Days’ written notice from Buyer to Seller. Buyer may individually terminate specific Transition Service Items with ten (10) Business Days’ written notice to Seller.

8.4.    Seller Terms of Service. Buyer and Seller agree to work cooperatively to replace the Seller Terms of Service with terms of use and terms of service provided by Buyer as promptly as possible following the Closing.

8.5.    Public Announcements. Except as may be required by applicable Law or by the applicable rules of a securities market or exchange upon which the securities of a party (or an Affiliate of a party) are listed or traded, no party shall issue (or permit its broker, if any, to issue) a press release or otherwise make any public statements with respect to the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld. Seller acknowledges that Buyer may be required to file a Form 8-K with the U.S. Securities and Exchange Commission promptly following the Closing.

8.6.    Confidentiality. Seller and Signing Members recognize that by reason of (i) Seller’s ownership of the Business and (ii) the information provided by or on behalf of Buyer or any of its Affiliates to Seller, Signing Members and their respective Affiliates in connection with the transactions contemplated hereby, Seller, Signing Members and their respective Affiliates have acquired and/or will acquire Confidential Information, the use or disclosure of which could cause the Business, Buyer and/or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller and Signing Members covenant and agree with Buyer that for a period of five (5) years following the Closing Date (or, in the case of any trade secrets or other proprietary confidential information of similar nature, indefinitely) Seller and Signing Members will not, and will cause their respective Affiliates to not, at any time, directly or indirectly, use, disclose or publish, or permit any other Person to use, disclose or publish, any Confidential Information (except that Seller and Signing Members may disclose Confidential Information to their Representatives that have a need to know such information to the extent necessary or desirable for purposes of completing the transactions contemplated by this Agreement or performing Seller’s obligations under the Transition Support Schedule), unless (A) such information becomes generally known to the public through no fault of Seller or Signing Members or any of its or their Affiliates or (B) the disclosing party is advised by counsel that disclosure is required by Law or the order of any Governmental Entity of competent jurisdiction under color of Law; provided that prior to disclosing any information pursuant to clause (B) above, such Person shall, if permitted by applicable Law, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall reasonably cooperate with efforts to prevent such disclosure. Effective as of the Closing, all confidentiality obligations under any written agreement other than this Agreement between Buyer and Seller insofar as it covers information relating to the Business (other than any such obligations contained in a standard employee agreement between Buyer and any of the Signing Members), shall terminate.

8.7.    Non-disparagement. Seller and Signing Members will not, and will use commercially reasonable efforts to cause their respective Affiliates and their respective directors, officers, employees, representatives and agents not to, disparage the business operations, business practices, products or services of Buyer or Buyer’s Affiliates.

8.8.    Business Names. Following the Closing Date, Seller shall cease using any of the Business Names and any other Seller Intellectual Property, provided, however that (i) Seller shall be permitted to continue to use and operate under the Business Names and the Seller Intellectual Property until the end of the Transition Support Period for purposes only of providing the Transition Services, and (ii) within thirty (30) days following the end of the Transition Support Period, Seller shall have changed the name of any of its affiliated entities using the Business Names, to another name or names selected by Seller which (x) do not use any of the Business Names or any other Seller Intellectual Property, and (y) are not confusingly similar to any of the Business Names or any of the Seller Intellectual Property or the proper name of other Acquired Assets.

8.9.    Further Assurances.

(a)    From time to time after the Closing Date, upon the reasonable request of any party, the other party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions reasonably required to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to put Buyer in possession and control of all of the Acquired Assets of a tangible nature;

provided that Buyer shall not be required to pay any further consideration or amounts therefor. In the event that Seller, on the one hand, or Buyer, on the other hand, determines after the Closing that assets of Seller constituting Acquired Assets were not transferred to Buyer at the Closing as required hereunder, it shall notify the other party and, at Buyer’s request, cause such Acquired Assets to be conveyed, assigned or transferred to Buyer at no additional cost to Buyer. Seller agrees to reasonably cooperate with Buyer and use its commercial reasonable efforts to (i) from and after the end of the Transition Support Period, (A) refer all telephone or other inquiries from customers, suppliers, vendors, resellers, business partners and other Persons regarding, relating to or in connection with the Business to Buyer promptly and (B) forward all mail regarding, relating to or in connection with the Business to Buyer promptly and (ii) as reasonably requested by Buyer, effect the transfer of the Acquired Assets and the Business as contemplated by the Transaction Documents.

(b)    In the event that a claim is asserted against a party or any of its subsidiaries or Affiliates with respect to the Business or any of the transactions contemplated hereby, each other party shall reasonably cooperate, at the cost and expense of the first party, with such party in the defense of such claim. This Section 8.9(b) is without prejudice to the parties’ rights and obligations under Article IX.

(c)    Each party shall have the right for a period of seven (7) years following the Closing Date to have reasonable access (upon reasonable prior written request) to those books and records, including financial and accounting records, Tax records, correspondence, production records and other records relating to the Business that are retained by Seller or acquired by Buyer, as the case may be, pursuant to the terms of this Agreement to the extent that any of the foregoing is needed for the purpose of complying with its obligations under applicable securities, Tax, environmental, employment or other Laws and regulations. Each party shall reasonably cooperate with the other party, at the requesting party’s expense, in the provision of information required for the preparation of any financial statements with respect to the Business if Buyer should be required to prepare and publicly file such financial statements under applicable securities Laws.

(d)    Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments (endorsed to Buyer, as applicable) received by Seller with respect to any accounts receivable.

(e)    Notwithstanding anything in this Section 8.9, neither party shall be required to provide access or take any action pursuant to Section 8.9(b) or 8.9(c) that would result in any breach of applicable Law or waiver of attorney-client privilege; provided that in such instances such party shall, to the extent possible without violating applicable Law or jeopardizing attorney-client privilege, inform the other party of the general nature of the information being withheld and the basis for withholding and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this Section 8.9(e).

8.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

8.11.    Tax Matters.

(a)    Seller shall be responsible for and shall pay all Taxes that relate to the Acquired Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending before the Closing Date. Seller shall prepare and file all Tax Returns that relate to the Acquired Assets that are required to be filed before the Closing Date.

(b)    Any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be paid by Buyer or Seller, as applicable, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the taxable period that ends at 11:59 PM on the day immediately prior to the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Pre-Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

(c)    Notwithstanding any other provision in the Transaction Documents, Buyer shall have the right to deduct and withhold from any payments to be made hereunder such amounts as it is required to deduct and withhold under applicable Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information from Seller and any other recipient of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Transaction Documents as having been paid to Seller or such other recipient of payments in respect of which such withholding was made.

8.12.    Non-Competition and Non-Solicitation.

(a)    None of Seller, the Signing Members, or any of their respective Affiliates, shall, directly or indirectly, anywhere in the world for a period of five (5) years from the Closing Date:

(i)    directly or indirectly, anywhere in the world, engage as an owner, Representative or otherwise, in any business that derives more than an incidental amount of its revenue from operating a Competitive Business; or

(ii)    call on, solicit, service, entice or persuade or otherwise cause, induce or attempt to call on, solicit, service, entice or persuade, or enter into or be a party to any contract or other arrangement with, any customer, partner, supplier, licensee, licensor, consultant or other business relation (each, a “Business Relation”) of Buyer who was a Business Relation of Buyer or Seller at any time during the two (2) years prior to the signing of this Agreement, that would reasonably be expected to cause such Business Relation to cease doing business with Buyer or to otherwise interfere with such Business Relation’s relationship with Buyer; provided, that the foregoing shall not prohibit the solicitation of any such Business Relation in the conduct of a business that is unrelated to a Competitive Business and in a manner that would not reasonably be expected to adversely affect the relationship of such Business Relation with the business of Buyer.

(b)    Neither Seller nor the Signing Members shall, directly or indirectly, anywhere in the world for a period of two (2) years from the Closing Date (the “Restricted Period”), (A) employ or hire away any employees or independent contractors of Buyer or (B) solicit or communicate with any such Buyer employee or independent contractor for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Person away from Buyer; provided, that this Section 8.12 shall not at any time prohibit (x) Seller or the Signing Members from soliciting or hiring any such Person whose employment with Buyer was terminated by Buyer more than six (6) months prior to such time or (y) the placement of advertisements in publications of general circulation not directed at any such Person.

(c)    Notwithstanding the foregoing:

(i)

nothing contained in this Section 8.12 or otherwise shall prohibit Seller or the Signing Members from owning, directly or indirectly, solely as a passive investment, (i) securities of any Person that offers services similar to the Services provided by Seller, if Seller, the Signing Members or their respective Affiliates do not, directly or indirectly, own more than one percent (1%) of any class of securities of such Person; and

(ii)	for avoidance of doubt, this Section 8.12 shall not prohibit Signing Members from providing services as an employee or independent contractor of Buyer or its Affiliates.

(d)    The Restricted Period shall be automatically extended by the number of days that Seller, the Signing Members and/or any of their respective Affiliates are in litigation or a good faith dispute with Buyer regarding the alleged violation of the provisions of this Section 8.12. For purposes of this Section 8.12, the term “Buyer” means Buyer and any present or future Affiliate of Buyer and the term “Seller” means Seller and any present or future Affiliate of Seller.

(e)    Seller and the Signing Members agree that the duration and geographic scope of the non-competition provisions set forth in this Section 8.12 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside of the United States of America where this provision is intended to be effective.

8.13.    Dissolution. The Signing Members agree not to dissolve or liquidate the Seller entity prior to the later of the (i) Release Payment Date and (ii) Final Determination of any Claim giving rise to the Pending Claims Amount.

8.14.    Bulk Transfer Laws. Each of Buyer and Seller hereby waives compliance with the provisions of any bulk transfer Law or Tax clearance certificate requirements under applicable state Tax Law (subject to the indemnity provided for in Article IX).

ARTICLE IX

INDEMNIFICATION; LIMITATIONS

9.1.    Survival of Representations and Warranties. The representations and warranties of Seller, the Signing Members and Buyer hereunder and under the other Transaction Documents shall survive the Closing in accordance with this Section 9.1. Except as otherwise provided in this Section 9.1 all representations and warranties shall remain in full force and effect and shall survive until the date that is 18 months after the Closing Date. The representations and warranties of the Signing Members contained in Sections 4.1, 4.2, and 4.3, the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.3, 5.4, 5.7(a), 5.10, 5.16, and 5.19, and the representations and warranties of Buyer contained in Sections 6.1, 6.2, 6.3, and 6.5 (the “Fundamental Representations”) shall survive until the 60th day after the expiration of the longest applicable statute of limitations (including extensions thereof). The representations and warranties of Seller, the Signing Members and Buyer hereunder shall survive indefinitely with respect to any fraud or knowing misrepresentation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. All covenants and other agreements shall survive the Closing and continue in effect and expire in accordance with their respective terms.

9.2.    Indemnification by Seller. Seller shall hold harmless and indemnify Buyer and its Affiliates and their respective directors, officers, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from and against any and all damages, losses, claims, Liabilities, obligations, demands, charges, suits, penalties, costs and expenses (including court costs and attorneys’ fees and expenses incurred in the investigation, defense or settlement of any of the foregoing) (collectively, “Buyer Damages”) which are suffered, incurred or paid by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether such Buyer Damages relate to any Third Party Claim) and which arise from, directly or indirectly:

(a)    any breach of any representation or warranty made by Seller in this Agreement or in any of the other Transaction Documents;

(b)    any breach of any covenant or obligation of Seller in this Agreement or in any of the other Transaction Documents;

(c)    any Third Party IP Claim;

(d)    any Excluded Liabilities (other than a Third Party IP Claim) or Excluded Assets;

(e)    (i) any Taxes for which Seller is responsible under Section 8.10 or 8.11, or (ii) any liability imposed upon Buyer as a result of the failure, in connection with the sale of the Acquired Assets by Seller to Buyer pursuant to this Agreement, to comply with, and obtain for Buyer the benefits afforded by compliance with, applicable bulk transfer Laws (if any) or any Tax clearance certificate requirements under applicable state Tax Law; and

(f)    any claim for fraud or knowing misrepresentation by Seller or any of its Affiliates arising in connection with the transactions contemplated by this Agreement.

9.3.    Indemnification by Signing Members. Each of the Signing Members shall hold harmless and indemnify the Buyer Indemnitees from and against any and all Buyer Damages which are suffered, incurred or paid by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether such Buyer Damages relate to any Third Party Claim) and which arise from, directly or indirectly, (a) any breach of any representation or warranty made by such Signing Member in Article IV of this Agreement, (b) any breach of any covenant or obligation of such Signing Member in Section 8.12 of this Agreement or (c) any claim for fraud or knowing misrepresentation by such Signing Member arising in connection with the transactions contemplated by this Agreement.

9.4.    Indemnification by Buyer. Buyer shall hold harmless and indemnify Seller and its Affiliates and each of their respective members, managers, directors, officers, employees, representatives and agents (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnitees”) from and against any and all damages, losses, claims, Liabilities, obligations, demands, charges, suits, penalties, costs and expenses (including court costs and attorneys’ fees and expenses incurred in the investigation, defense or settlement of any of the foregoing) which are suffered, incurred or paid by any Seller Indemnitees or to which any Seller Indemnitees may otherwise become subject (regardless of whether or not such Seller Damages relate to any third party claim) (collectively, “Seller Damages,” and together with Buyer Damages, “Damages”) and which arise from, directly or indirectly:

(a)    any breach of any representation or warranty made by Buyer in this Agreement or in any of the other Transaction Documents;

(b)    any breach of any covenant or obligation of Buyer in this Agreement or in any of the other Transaction Documents;

(c)    any Assumed Liabilities; or

(d)    any claim for fraud or knowing misrepresentation by Buyer or any of its Affiliates arising in connection with the transactions contemplated by this Agreement.

9.5.    Indemnity for Third Party IP Claims. Any Claim by Buyer for indemnification for Buyer Damages related to a Third Party IP Claim shall be asserted and resolved in accordance with the provisions set forth on Schedule 9.5.

9.6.    Limitations on Indemnification Obligations.

(a)    The maximum cumulative aggregate amount payable by Seller as Buyer Damages shall be subject to the following limitations:

(i)    for indemnification obligations under Section 9.2(a), other than breaches of Fundamental Representations and claims for fraud and knowing misrepresentation: the Holdback Amount;

(ii)    for indemnification obligations under Section 9.2(c): the Holdback Amount;

(iii)    for indemnification obligations under Section 9.2(d) and Section 9.2(f): no cap; and

(iv)    for indemnification obligations under Section 9.2(b) and Section 9.2(e): the Purchase Price.

(b)    The maximum cumulative aggregate amount payable by the Signing Members as Buyer Damages shall be subject to the following limitations: for indemnification in connection with a breach of the representations and warranties of Signing Member contained in Section 4.4, an amount equal to such Signing Member’s pro-rata share of the Holdback Amount; for breaches of the Fundamental Representations made by Signing Member or for breaches of any covenant or obligation of such Signing Member in Section 8.12, an amount equal to such Signing Member’s pro-rata share of the Purchase Price; and for claims for fraud and knowing mispresentation, no cap.

(c)    Other than for indemnification obligations under Section 9.4(c) or 9.4(d), which shall have no cap, the maximum aggregate amount payable by Buyer to any and all Seller Indemnitees for any and all Seller Damages arising out of, or in connection with, this Agreement and any of the other Transaction Documents shall be $2,500,000.

(d)    No claim for indemnification under Section 9.2(a), 9.3(a) or 9.4(a) may be asserted or be effective unless the aggregate amount of such claim (together with any other Claims), if successfully asserted, would entitle the Indemnified Party to recover an amount of Damages in excess of $70,000, in which case the Indemnifying Party shall be liable for all such Damages from the first dollar; provided, however, that the foregoing limitation shall not apply to breaches of Fundamental Representations and claims for fraud and knowing misrepresentation.

(e)    If a party is entitled to bring a claim under more than one provision of Section 9.2, 9.3 or 9.4, as the case may be, such party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.

(f)    Notwithstanding a party’s knowledge of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement (and regardless of how the non-breaching party shall have acquired such knowledge), the non-breaching party shall have the right to consummate the transactions provided for herein, and all of the non-breaching party’s rights and remedies with respect to such breach shall be preserved without regard to its knowledge of such information, it being agreed that each party, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the other parties contained herein.

9.7.    Indemnification Procedures. All claims for indemnification under this Article IX (“Claims”) (other than Direct Claims and Claims under Section 9.2(c) related to an Uninitiated Third Party IP Claim (as defined in Schedule 9.5), which are addressed in Section 9.5 (including Schedule 9.5)) shall be asserted and resolved as follows:

(a)    In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 9.2, 9.3 or 9.4 (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the following provisions shall apply:

(i)    The Indemnified Party shall with reasonable promptness notify the Indemnifying Party in writing of such Third Party Claim, identifying the specific provisions of this Agreement which give rise to such indemnification right, specifying in reasonable detail, and to the extent then known, the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 9.7(a)(i) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice adversely prejudices the Indemnifying Party.

(ii)    If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within thirty (30) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party in writing (A) whether or not such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim; provided, that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (w) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, (x) the ad damnum in such Third Party Claim, taken together with the estimated costs of defense thereof and the aggregate claimed amount with respect to all other then-pending Claims asserted by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, is less than or equal to the amount of Damages for which the Indemnifying Party is potentially liable under this Article IX in respect of such Claims and (y) the Third Party Claim does not (1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, (3) involve any Governmental Entity as a party thereto or (4) involve the Assumed Contracts or Seller Intellectual Property, and (z) an adverse resolution of the Third Party Claim would not have a material adverse effect on the goodwill or reputation of any Indemnified Party or the business, operations or future conduct of any Indemnified Party, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by such party to a final conclusion; provided, however, that unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnifying Party exercises its right to assume the defense of a Third Party Claim, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party such witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as the Indemnifying Party may reasonably request. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense.

(iii)    If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, or fails to promptly settle or diligently defend such Third Party Claim, or (B) the terms of Section 9.7(a)(ii) of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, or (C) the Indemnified Party reasonably believes upon the advice of counsel that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto; provided however that, unless the Indemnifying Party otherwise agrees in writing, the Indemnified Party may not settle any matter (in whole or in part) that it takes control of or exercises its right to assume the defense of pursuant to this Section 9.7(a)(iii) unless such settlement (I) includes a complete and unconditional release of the Indemnifying Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnifying Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnifying Party or its Affiliates.

(b)    Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Damages or where the full amount of any Damages is not yet known, provided the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.

(c)    With respect to any Claim for indemnification not involving a Third Party Claim (a “Direct Claim”), within thirty (30) days after receipt of a Claim Notice that does not involve a third party, the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either (i) concede liability in whole as to the claimed amount, (ii) deny liability in whole as to such claimed amount or (iii) concede liability in part and deny liability in part as to such claimed amount. If the parties are not able to resolve any dispute over such a Claim within thirty (30) days after the receipt of a Response Notice denying liability in whole or in part, such dispute shall be subject to Section 11.6.

9.8.    Exercise of Remedies by Indemnitees Other Than Seller or Buyer. No Indemnitee (other than Buyer, Seller, or any respective successor in interest thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (in relation to claims against Seller or any Signing Member) or Seller (in relation to claims against Buyer), respectively (or any successor thereto or assignee thereof) shall have consented to the assertion; provided that each of Buyer and Seller reserves the right to assert such claims and to exercise such remedies on behalf of such Indemnitees.

9.9.    Effect of Materiality Qualifiers. For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification with respect to materiality contained in or otherwise applicable to such representation or warranty; provided that this Section 9.9 shall not apply to the representations and warranties contained in Section 5.18, or 5.20(b).

9.10.    Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law.

9.11.    Exclusive Remedies. The remedies set forth in this Article IX shall be the sole and exclusive monetary remedies of the parties under this Agreement in the absence of fraud or knowing misrepresentation. For the avoidance of doubt, “monetary remedies” excludes actions seeking an injunction, specific performance or other equitable relief.

9.12.    Effect of Recoveries from Third Parties. The amount of any Damages for which indemnification is provided under this Article IX will be reduced by any insurance proceeds or reimbursement from a third party actually received by the Indemnified Party or any of its Affiliates with respect to such Damages, net of any collection costs, premiums, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other costs incurred in collecting such recovery. Notwithstanding the foregoing, the parties agree that no Indemnified Party shall have any obligation to make insurance claims relating to any Damages for which it is seeking indemnification or has obtained indemnification pursuant to this Article IX, and if an Indemnified Party elects not to make any such insurance claim, such Damages shall in no way be reduced and the right of such Indemnified Party to pursue indemnification for such Damages from the Indemnifying Parties hereunder shall not be limited in any respect.

9.13.    No Punitive Damages. For the avoidance of doubt, no party will be liable under this Article IX for exemplary, punitive or treble damages, incidental, speculative or consequential damages, damages calculated as a multiple of actual damages, diminution in value, lost profits or internal costs, except to the extent that such amounts are awarded to a third party as part of a Final Determination of a Third Party Claim.

9.14.    Priority of Recovery, Payment of Amounts incurred. Except in the event of intentional misconduct, intentional misrepresentation or fraud, with respect to any Buyer Damages incurred or suffered by the Buyer Indemnitees for breaches of the representations and warranties of Seller or Signing Members contained herein, that are not otherwise covered by the Seller Indemnifying Party, the Buyer Indemnified Parties shall first satisfy such Buyer Damages out of the Holdback Amount until it is reduced to zero before exercising any other applicable right or remedy; provided, however, that this Section 9.14 shall not prevent Buyer from seeking an injunction, specific performance or other equitable relief.

ARTICLE X

TERMINATION

10.1.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) Business Days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 7.1 shall not have been fulfilled by October 1, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) Business Days days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 7.2 shall not have been fulfilled by October 1, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement.

10.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article X, Section 8.6 and Article XI (other than Section 11.1) hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI

MISCELLANEOUS

11.1.    Obligations of EIG Holdings.

(a)    EIG Holdings hereby guarantees all obligations of Buyer under, subject to and in accordance with the terms of this Agreement.

(b)    Subject to the terms of this Agreement as in effect from time to time:

(i)    The obligations of EIG Holdings pursuant to this Section 11.1 shall be performable without demand of the Seller and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the instruments giving rise to the obligations, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor; and EIG Holdings hereby waives all rights to require the Seller to proceed against Buyer, EIG Holdings or any other person or pursue any other remedy the Seller may now or hereafter have against Buyer or EIG Holdings.

(ii)    The obligations of EIG Holdings hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, EIG Holdings, nor shall any of the following give EIG Holdings any recourse or right to action against Seller: (a) the time for payment of the obligations may be extended; (b) the time for Buyer’s and/or EIG Holdings’ performance of or compliance with any covenant or agreement contained in the instruments giving rise to the obligations may be extended or such performance or compliance may be waived; (c) the instruments giving rise to the obligations may be modified or amended by Seller and the Buyer or EIG Holdings in any respect, including, but not limited to, an increase in the obligations; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to EIG Holdings or Buyer or any action taken with respect to this guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not EIG Holdings shall have had notice or knowledge of any of the foregoing.

(iii)    EIG Holdings hereby acknowledges that its withdrawal from, or termination of any ownership interest in, Buyer shall not alter, affect or in any way limit the obligations of EIG Holdings under this Section 11.1.

(iv)    If, due to a breach by EIG Holdings of this Section 11.1, this guarantee is placed in the hands of an attorney for collection or should it be collected by legal proceedings or through any probate or bankruptcy court, EIG Holdings agrees to pay Seller’s reasonable attorneys’ or collection fees actually incurred.

(v)    This guarantee is a separate obligation of EIG Holdings to Seller and shall not affect any other obligation of EIG Holdings to Seller.

(c)    EIG Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. EIG Holdings has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(d)    EIG Holdings has all requisite power and authority to execute and deliver this Agreement and the guarantee contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by EIG Holdings of this Agreement and the guarantee contemplated hereby and the performance by EIG Holdings of this Agreement and the guarantee have been duly and validly authorized by all necessary corporate action on the part of EIG Holdings. This Agreement has been duly and validly executed and delivered by EIG Holdings and constitutes a valid and binding obligation of EIG Holdings, enforceable against it in accordance with its terms, subject to subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(e)    The execution and delivery by EIG Holdings of this Agreement and the guarantee and the performance by EIG Holdings of its obligations hereunder and thereunder do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation, suspension or termination, under (i) the certificate of incorporation or bylaws of EIG Holdings, (ii) any Order of any Governmental Entity to which EIG Holdings or its properties or assets is bound or subject, or (iii) any Law applicable to EIG Holdings or any of its respective properties or assets.

11.2.    Expenses. Except as set forth specifically within this Agreement or otherwise mutually agreed to in writing by the parties, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the transactions contemplated hereby.

11.3.    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller; provided, however, that, Buyer may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of EIG Holdings, provided that no such assignment shall relieve Buyer of its Liabilities and obligations hereunder.

11.4.    Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Agreement does not confer any such rights, upon any other person other than the parties hereto.

11.5.    Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by electronic transmission (with confirmation of receipt), by registered or certified mail, postage prepaid, return receipt requested or by nationally recognized overnight courier service, as follows:

(a)    If to Buyer:

With required copies to:

The Endurance International Group, Inc. 10 Corporate Drive, Suite 300 Burlington, Massachusetts Attention: David Bryson, Chief Legal Officer Email: david@endurance.com (781) 852-3209 (phone)

The Endurance International Group, Inc.
10 Corporate Drive, Suite 300
Burlington, Massachusetts
Attention: Lara Mataac, Deputy General Counsel
Email: lara.mataac@endurance.com
(781) 852-3323 (phone);

and

legalnotices@endurance.com

(b)    If to Seller:

With a required copy to:

LTD SOFTWARE LLC 9201 University Boulevard, Suite 329 Charlotte, NC 28223 Attention: TJ Eberle Email: tjeberle.llc@gmail.com (704) 957-0031 (phone)	Bishop, Dulaney, Joyner & Abner, PA 4521 Sharon Rd., Suite 250 Charlotte, NC 28211 E-mail: ddulaney@bdjalaw.com Attn: Dain Dulaney

(c)    If to a Signing Member, to the respective address shown on Exhibit A to this Agreement, with a required copy to the party or parties indicated on Exhibit A;

or to such other address (including email address) as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or sent via electronic communication, (ii) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four (4) Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

11.6.    Dispute Resolution and Arbitration.

(a)    If any dispute arises under this Agreement, the parties shall make a good faith effort to resolve the dispute before taking any legal action. The parties shall meet to discuss the dispute no later than thirty (30) days after either party gives written notice to the other party that such a dispute exists. Such meeting may be held telephonically if travel is impractical for either party. At such meeting, a senior officer or principal of each party who has authority to resolve the dispute shall be in attendance. No Proceeding may be commenced before the parties have met pursuant to this provision unless immediate injunctive relief is being sought, in which case the noted meeting shall take place at the earliest opportunity after such immediate injunctive relief is sought.

(b)    EXCEPT AS PROVIDED IN SECTION 11.11, ALL DISPUTES, CONTROVERSIES OR DIFFERENCES WHICH MAY ARISE BETWEEN THE PARTIES, OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN NEW YORK, NEW YORK, USA, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT, BEFORE A PANEL OF THREE (3) ARBITRATORS, IN AS EXPEDITED A PROCESS FOR WHICH THE RULES MAY THEN PROVIDE. THE AWARD RENDERED BY THE ARBITRATOR(S) SHALL BE FINAL AND BINDING UPON THE PARTIES. IN THE EVENT OF ANY ARBITRATION PROCEEDINGS HEREUNDER, EACH PARTY AGREES TO BEAR ITS OWN REASONABLE FEES, COSTS AND EXPENSES IN CONNECTION WITH SUCH PROCEEDINGS, PROVIDED THAT, UPON THE CONCLUSION OF ANY SUCH ARBITRATION PROCEEDING, IN ADDITION TO ANY AWARD GRANTED BY THE ARBITRATOR(S), THE PREVAILING PARTY SHALL HAVE ITS REASONABLE FEES, COSTS AND EXPENSES REIMBURSED BY THE OTHER PARTY.

11.7.    Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the substantive Laws of the State of New York, USA (without giving effect to principles of conflicts of laws). Any action or proceeding seeking preliminary relief pending arbitration, or to enforce any award rendered in such arbitration, or to compel arbitration, may be brought against any of the parties in the Federal Courts residing in New York, New York, USA.

11.8.    Entire Agreement; Amendments and Waivers. This Agreement (including all Exhibits and Schedules, whether attached hereto or delivered by Seller to Buyer under separate cover) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, understandings, negotiations, and discussions, whether oral or written, of the parties. No amendment, modification or waiver of this Agreement (including any Exhibit or Schedule hereto) shall be binding unless the same is executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

11.9.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this

Agreement by telecopy or PDF shall be as effective as delivery of a manually executed counterpart of this Agreement, and shall be deemed an original. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

11.10.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction and (ii) the parties shall use commercially reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties.

11.11.    Specific Performance. Each of the parties acknowledges that the other party may be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at Law, in equity or pursuant to this Agreement.

11.12.    Service of Process for Arbitration. Each party irrevocably consents to the service of process for any arbitration proceeding by receipt of mailed copies thereof by national courier service or registered mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.5. However, the foregoing shall not limit the right of a party to effect such service of process on the other party by any other legally available method.

11.13.    Waiver of Jury Trial; Litigation. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, AND EXCEPT AS PROVIDED IN SECTION 11.11, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY OR LITIGATION. IN LIEU OF LITIGATION AND JURY TRIALS, EACH OF WHICH IS EXPRESSLY WAIVED, THE PARTIES HEREBY CONFIRM THEY HAVE EACH ELECTED TO USE ARBITRATION TO RESOLVE ANY AND ALL DISPUTES HEREUNDER, AS PROVIDED IN SECTION 11.6(b).

11.14.    Preparation of this Agreement. Each of Buyer, Seller and the Signing Members hereby acknowledge that (i) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been duly executed by Seller, the Signing Members, Buyer, and EIG Holdings, as of the Effective Date.

SELLER:		BUYER:

LTD SOFTWARE LLC		ENDURANCE COMMERCE, LLC

By:	/s/ Nick Maglosky	By:	/s/ Marc Montagner
Name: Nick Maglosky Title: CEO		Name: Marc Montagner Title: CFO

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC., solely for the limited purposes set forth herein:

By:	/s/ Marc Montagner
Name: Marc Montagner Title: CFO

SIGNING MEMBERS:

NICK MAGLOSKY

By:	/s/ Nick Maglosky
Name: Nick Maglosky

DARRIN KIDD

By:	/s/ Darrin Kidd
Name: Darrin Kidd

KEVIN LOOMIS

By:	/s/ Kevin Loomis
Name: Kevin Loomis